Exhibit Index

EXHIBIT NO. (99) Press release, dated January 27, 2005 issued by Franklin Electric Co., Inc.

EXHIBIT 99

ADDITIONAL EXHIBITS

Press Release

For Immediate Release	For Further Information
Refer to: Gregg C. Sengstack
260-824-2900

FRANKLIN ELECTRIC COMPANY
REPORTS RECORD INCOME AND SALES
FOR THE FOURTH QUARTER AND FISCAL YEAR OF 2004

Bluffton, Indiana - January 27, 2005 -- Franklin Electric Co., Inc. (NASDAQ:FELE) reported record diluted earnings per share of $1.65 for fiscal 2004, an increase of 9 percent compared to 2003 earnings per share of $1.52, and net income was a record $38.1 million, an increase of 10 percent compared to last year’s $34.5 million. The Company reported diluted earnings per share for the fourth quarter were $0.47, a 2 percent increase from $0.46 for the fourth quarter of 2003. Fourth quarter 2004 net income was a record $11.0 million, an increase of 4 percent from $10.6 million for the same period a year ago.

Sales for fiscal year 2004 were a record $404.3 million, an increase of $44.8 million or 12 percent compared to 2003 sales of $359.5 million. The increase in sales was primarily due to higher volumes, translation effect of exchange rates and improved price realization. Sales volume increases were realized across all markets served for fiscal 2004. The most significant volume increases were in residential water well submersible motors. Volume increases were not only within the North American markets but global in nature. The impact of strengthening foreign currencies on fiscal year 2004 was an increase of $10.2 million in the Company’s reported sales. The impact of this change in exchange rates was a $2.6 million increase in the Company’s reported fourth quarter 2004 sales. Fourth quarter sales were a record $107.6 million, an increase of $11.4 million for the same quarter of 2003. Fourth quarter volume trends were consistent with annual trends, and were primarily driven by the residential submersible motor. Sales for fiscal year 2004 and the fourth quarter of 2004 related to the acquisition of the assets of JBD, Inc. (the former Jacuzzi Brand) pump company were $5.7 million or 2% of prior year sales.

In the third quarter of 2003, the Company announced its global manufacturing realignment program. A program that - when substantially complete by the third quarter of 2005 - will result in moving a significant amount of production to lower cost regions of the world as well as consolidating certain manufacturing operations. As previously disclosed, the Company projected it will incur approximately $10 million of pre-tax restructuring expenses as this program is implemented between the first quarter of 2004 and the fourth quarter of 2005. Included in the above results for the fiscal year of 2004 are restructuring expenses of $5.5 million pre-tax ($3.6 million after tax). For the fourth quarter of 2004 restructuring expenses were $1.9 million ($1.2 million after tax). We have completed the consolidation of FE Petro, EBW and APT operations into our new state-of-the-art manufacturing and distribution facility in Madison, Wisconsin. The consolidation of the operations of our Motta di Livenza, Italy factory into our existing Wittlich, Germany and expanding Brno, Czech Republic factories has been completed. The ramp up of our new Linares, Mexico motor manufacturing plant continues on schedule and on budget.

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For the fiscal year 2004, operating earnings were $59.8 million, up $8.1 million or 16 percent compared to $51.6 million a year ago. The improvement in operating earnings was primarily driven by the record sales and was partially offset by the restructuring expenses discussed above and increased costs of certain commodities used in the manufacture of electric motors. Operating earnings for the fourth quarter of 2004 were $17.1 million, an increase of 8 percent compared to $15.9 million a year ago.

R. Scott Trumbull, Chairman and Chief Executive Officer, stated, “The people of Franklin Electric again achieved record financial results while making progress on long term initiatives that will strengthen our competitive position going forward. Our global manufacturing realignment program continues on budget and on schedule; our business continues to grow in international markets; and we have enhanced our growth potential by expanding our customer base to include water systems distributors and expanding our product offerings to include pumps.”

Franklin Electric is a global leader in the production and marketing of groundwater and fuel pumping systems and is a technical leader in submersible motors, drives, controls, and monitoring devices.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward looking statements contained herein involve risks and uncertainties, including but not limited to, general economic and currency conditions, various conditions specific to the Company’s business and industry, market demand, competitive factors, supply constraints, technology factors, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Securities and Exchange Commission filings. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements.

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FRANKLIN ELECTRIC CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Fourth Quarter Ended		Fiscal Year Ended
	Jan. 1, 2005	Jan. 3, 2004	Jan. 1, 2005	Jan. 3, 2004

Net sales	$107,618	$96,199	$404,305	$359,502

Cost of sales	71,621	64,814	274,120	248,501

Gross profit	35,997	31,385	130,185	111,001

Selling and administrative expenses	17,011	15,505	64,867	59,365

Restructuring expense	1,860	-	5,536	-

Operating income	17,126	15,880	59,782	51,636

Interest expense	(126)	(132)	(488)	(1,107)
Other income	121	84	219	532
Foreign exchange gain / (loss)	(146)	(138)	(479)	266

Income before income taxes	16,975	15,694	59,034	51,327

Income taxes	6,021	5,123	20,951	16,847

Net income	$10,954	$10,571	$38,083	$34,480

Net income per share:
Basic	$0.50	$0.48	$1.73	$1.59
Diluted	$0.47	$0.46	$1.65	$1.52

Weighted average shares and equivalent
shares outstanding:
Basic	22,021	21,786	21,968	21,626
Diluted	23,202	22,794	23,033	22,626

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FRANKLIN ELECTRIC CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)	Jan. 1, 2005	Jan. 3, 2004

ASSETS:

Cash and equivalents	$50,604	$29,962
Receivables	39,312	29,194
Inventories	62,442	54,653
Other current assets	13,784	14,232
Total current assets	166,142	128,041

Property, plant and equipment, net	95,924	83,916
Goodwill and other assets	71,407	70,014
Total assets	$333,473	$281,971

LIABILITIES AND SHAREOWNERS' EQUITY:

Current maturities of long-term
debt and short-term borrowings	$1,304	$1,392
Accounts payable	16,594	15,958
Accrued liabilities	36,547	28,051
Total current liabilities	54,445	45,401

Long-term debt	13,752	14,960
Deferred income taxes	6,304	4,354
Employee benefit plan obligations	18,801	18,697
Other long-term liabilities	5,838	5,621

Shareowners' equity	234,333	192,938
Total liabilities and shareowners' equity	$333,473	$281,971

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FRANKLIN ELECTRIC CO., INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)	Jan. 1, 2005	Jan. 3, 2004

Cash flows from operating activities:
Net income	$38,083	$34,480
Adjustments to reconcile net income to net
cash flows from operating activities:
Depreciation and amortization	15,143	13,748
Deferred income taxes	1,219	3,117
Loss on disposals of plant and equipment	187	489
Changes in assets and liabilities:
Receivables	(1,243)	4,875
Inventories	(1,167)	(2,140)
Accounts payable and other accrued expenses	7,305	(4,439)
Employee benefit plans	(3,491)	(2,584)
Other, net	1,471	(582)
Net cash flows from operating activities	57,507	46,964
Cash flows from investing activities:
Additions to plant and equipment	(21,110)	(15,261)
Proceeds from sale of plant and equipment	29	241
Additions to deferred assets	(10)	(434)
Cash paid for acquisition	(9,307)	-
Net cash flows from investing activities	(30,398)	(15,454)
Cash flows from financing activities:
Borrowing on long-term debt	-	6,648
Repayment of long-term debt	(1,553)	(19,853)
Borrowing on line of credit and short-term borrowings	-	11,000
Repayment of line of credit and short-term borrowings	-	(11,024)
Proceeds from issuance of common stock	4,110	4,750
Purchases of common stock	(3,091)	(9,782)
Reduction of loan to ESOP Trust	232	233
Dividends paid	(6,815)	(5,946)
Net cash flows from financing activities	(7,117)	(23,974)
Effect of exchange rate changes on cash	650	2,293
Net change in cash and equivalents	20,642	9,829
Cash and equivalents at beginning of period	29,962	20,133
Cash and equivalents at end of period	$50,604	$29,962

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